EXHIBIT 10.6

Gannett Co., Inc.

2001 Omnibus Incentive Compensation Plan

Amendment

Pursuant to Section 16 of the Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan (the “Plan”), Gannett Co., Inc. hereby amends the Plan as follows:

1. The last sentence of Section 2.7 is amended by replacing “Section 5” with “Section 5(a)-(d)”. Consistent with the change being made by the preceding sentence, the “Change in Control” definition set forth in the “Terms and Conditions” of award agreements granted under the Plan on or after December 4, 2001 is hereby amended by deleting the last sentence in such definition.

2. Article 2 is amended by inserting the following new definitions after current Section 2.31 and renumbering the subsequent sections in Article 2 sequentially:

2.32	“Section 409A” means Code Section 409A and the regulations and guidance issued thereunder.

2.33	“Section 409A Award” means an Award that is subject to the requirements of Section 409A.

3. The first sentence of Section 3.2 is amended by adding “(including, with respect to Section 409A Awards, the requirements of Section 409A)” following “herein”.

4. Section 15.1(c) is amended by adding the following provision to the end thereof:

Notwithstanding the foregoing, the date of payment of a Section 409A Award shall not be accelerated unless the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

5. Section 15.3 is amended by adding the following provision to the end thereof:

(d)	Section 409A Awards: This Section 15.3 and Section 15.4 shall not affect the timing of payment (including vesting if vesting affects the timing of payment) of a Section 409A Award and the timing of payment of a Section 409A Award shall be governed by the terms of such Award.

6. Section 15.5 is amended by adding the following provision to the end thereof:

The reimbursements of such expenses and costs shall comply with the requirements of Section 409A, which generally require (i) that the amount of expenses and costs eligible for reimbursement during a calendar year may not affect the expenses and costs eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense or cost is made on or before the last day of the calendar year following the calendar year in which the expense or cost was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

7. Section 16 is amended by adding the following provision to the end thereof:

16.5	Compliance with Section 409A. This Plan is intended to comply with the requirements of Section 409A with respect to Section 409A Awards, and shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, the provision shall not apply to a Section 409A Award. For Section 409A Awards, all rights to amend, terminate or modify the Plan or any Award are subject to the requirements and limitations of Section 409A.

IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of August 7, 2007.

GANNETT CO., INC.

By:	/s/ Roxanne V. Horning
Name:	Roxanne V. Horning
Title:	Senior Vice President/Human Resources